Pricing Supplement dated May 17, 2021
(To the Prospectus dated August 1, 2019, the Prospectus Supplement dated August 1, 2019, the Underlying
Supplement dated August 1, 2019 and the Prospectus Supplement Addendum dated February 18, 2021)
Filed Pursuant to Rule 424(b)(2) Registration No. 333—232144
$3,300,000 Buffered Dual Directional Notes due May 22, 2024 Linked to the Least Performing of the S&P 500® Index and the iShares® Russell 1000 Value ETF Global Medium-Term Notes, Series A
Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	May 17, 2021
Issue Date:	May 20, 2021
Final Valuation Date:*	May 17, 2024
Maturity Date:*	May 22, 2024
Reference Assets:
The S&P 500® Index (the “SPX Index”) and the iShares® Russell 1000 Value ETF (the “IWD Fund”), as set forth in the following table:
Reference Asset
Bloomberg Ticker
Initial Value
Buffer Value
SPX Index
SPX <Index>
4,163.29
3,330.63
IWD Fund
IWD UP <Equity>
$160.58
$128.46
The SPX Index and the IWD Fund are each referred to herein as a “Reference Asset” and, collectively, as the “Reference Assets.”

Payment at Maturity:
If you hold the Notes to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount Note that you hold determined as follows:
■
If the Final Value of the Least Performing Reference Asset is greater than or equal to its Initial Value, you will receive an amount per $1,000 principal amount Note calculated as follows:
$1,000 + [$1,000 × lesser of (a) Reference Asset Return of the Reference Asset and (b) Maximum Return]
If the Reference Asset Return is 35.00% or more, you will receive a payment of $1,350.00 per $1,000 principal amount Note that you hold.
■
If the Final Value of the Least Performing Reference Asset is less than its Initial Value, but greater than or equal to its Buffer Value, you will receive an amount per $1,000 principal amount Note calculated as follows:
$1,000 + [$1,000 × Reference Asset Return of the Least Performing Reference Asset × -0.5]
■
If the Final Value of the Least Performing Reference Asset is less than its Buffer Value, you will receive an amount per $1,000 principal amount Note calculated as follows:
$1,000 + [$1,000 × (Reference Asset Return of the Least Performing Reference Asset + Buffer Percentage) × Downside Leverage Factor]
If the Final Value of the Least Performing Reference Asset is less than its Buffer Value, you will lose 1.25% of the principal amount of your Notes for every 1.00% that the Reference Asset Return of the Least Performing Reference Asset falls below -20.00%. You may lose up to 100.00% of the principal amount of your Notes at maturity.
Any payment on the Notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement for more information.

Consent to U.K. Bail-in Power:
Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS—4 of this pricing supplement.

[Terms of the Notes Continue on the Next Page]
	Initial Issue Price(1)(2)	Price to Public	Agent’s Commission(3)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	0.50%	99.50%
Total	$3,300,000	$3,300,000	$16,500	$3,283,500
(1)
Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $995.00 and $1,000 per Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

(2)
Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is $973.70 per Note. The estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS—5 of this pricing supplement

(3)
Barclays Capital Inc. will receive commissions from the Issuer of $5.00 per $1,000 principal amount Note. Barclays Capital Inc. will use these commissions to pay selling concessions or fees (including custodial or clearing fees) to other dealers.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S—7 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS—10 of this pricing supplement.
We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.
The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued
Maximum Return:	35.00%
Initial Value:	With respect to each Reference Asset, the Closing Value on the Initial Valuation Date, as set forth in the table above
Buffer Value:	With respect to each Reference Asset, 80.00% of its Initial Value (rounded to two decimal places), as set forth in the table above
Buffer Percentage:	20.00%
Downside Leverage Factor:	1.25
Final Value:	With respect to each Reference Asset, the Closing Value on the Final Valuation Date
Reference Asset Return:	With respect to each Reference Asset, an amount calculated as follows: Final Value — Initial Value Initial Value
Least Performing Reference Asset:	The Reference Asset with the lowest Reference Asset Return, as calculated in the manner set forth above
Closing Value:
All references in this pricing supplement to the Closing Value of the SPX Index mean the closing level of the SPX Index, as further described under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement and all references in this pricing supplement to the Closing Value of the IWD Fund mean the closing price of one share of the IWD Fund, as further described under “Reference Assets—Exchange-Traded Funds—Special Calculation Provisions” in the prospectus supplement, rounded to two decimal places (if applicable).

Calculation Agent:	Barclays Bank PLC
CUSIP / ISIN:	06748ERU9 / US06748ERU90
*        Subject to postponement, as described under “Additional Terms of the Notes” in this pricing supplement
PS—2

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES
You should read this pricing supplement together with the prospectus dated August 1, 2019, as supplemented by the documents listed below, relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
●	Prospectus dated August 1, 2019:
http://www.sec.gov/Archives/edgar/data/312070/000119312519210880/d756086d424b3.htm
●	Prospectus Supplement dated August 1, 2019:
http://www.sec.gov/Archives/edgar/data/312070/000095010319010190/dp110493_424b2-prosupp.htm
●	Underlying Supplement dated August 1, 2019:
http://www.sec.gov/Archives/edgar/data/312070/000095010319010191/dp110497_424b2-underlying.htm
●	Prospectus Supplement Addendum dated February 18, 2021:
https://www.sec.gov/Archives/edgar/data/312070/000095010321002483/dp146316_424b3.htm
Our SEC file number is 1—10257. As used in this pricing supplement, “we,” “us” or “our” refers to Barclays Bank PLC.
PS—3

CONSENT TO U.K. BAIL-IN POWER
Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.
Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.
The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes such shares, securities or obligations); (iii) the cancellation of the Notes and/or (iv) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.
For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.
The preceding discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.
PS—4

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES
Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.
Our estimated value of the Notes on the Initial Valuation Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is a result of several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees (including any structuring or other distribution related fees) to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.
Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
We urge you to read the “Selected Risk Considerations” beginning on page PS—10 of this pricing supplement.
PS—5

SELECTED PURCHASE CONSIDERATIONS
The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:
●	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.
●	You anticipate that the Final Value of the Least Performing Reference Asset will be greater than its Buffer Value.
●	You can tolerate a loss of a significant portion or all of the principal amount of your Notes.
●	You are willing and able to accept the risk that your return on investment will not exceed the Maximum Return.
●
You are willing and able to accept the individual market risk of each Reference Asset and understand that any decline in the value of one Reference Asset will not be offset or mitigated by a lesser decline or any potential increase in the value of any other Reference Asset.

●	You understand and accept the risk that the payment at maturity will be based solely on the performance of the Least Performing Reference Asset.
●	You understand and are willing and able to accept the risks associated with an investment linked to the performance of the Reference Assets.
●
You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of any Reference Asset or any securities to which any Reference Asset provides exposure, nor will you have any voting rights with respect to any Reference Asset or any securities to which any Reference Asset provides exposure.

●	You can tolerate fluctuations in the price of the Notes prior to scheduled maturity that may be similar to or exceed the downside fluctuations in the value of the Reference Assets.
●	You do not seek an investment for which there will be an active secondary market, and you are willing and able to hold the Notes to maturity.
●	You are willing and able to assume our credit risk for all payments on the Notes.
●	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.
The Notes may not be a suitable investment for you if any of the following statements are true:
●	You seek an investment that produces periodic interest or coupon payments or other sources of current income.
●	You do not anticipate that the Final Value of the Least Performing Reference Asset will be greater than its Buffer Value.
●
You seek an investment that provides for the full repayment of principal at maturity, and/or you are unwilling or unable to accept the risk that you may lose some or all of the principal amount of your Notes.

●	You seek uncapped exposure to any positive performance of the Reference Assets.
●	You anticipate that the Final Value of at least one Reference Asset will be less than its Buffer Value.
●
You are unwilling or unable to accept the individual market risk of each Reference Asset and/or do not understand that any decline in the value of one Reference Asset will not be offset or mitigated by a lesser decline or any potential increase in the value of any other Reference Asset.

●
You are unwilling or unable to accept the risk that the negative performance of only one Reference Asset may cause you to suffer a loss of principal at maturity, regardless of the performance of the other Reference Asset.

●	You seek an investment that entitles you to dividends or distributions on, or voting rights related to any Reference Asset or any securities to which any Reference Asset provides exposure.
●	You do not understand and/or are unwilling or unable to accept the risks associated with an investment linked to the performance of the Reference Assets.
●	You cannot tolerate fluctuations in the price of the Notes prior to scheduled maturity that may be similar to or exceed the downside fluctuations in the value of the Reference Assets.
●	You seek an investment for which there will be an active secondary market, and/or you are unwilling or unable to hold the Notes to maturity.
●	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.
●	You are unwilling or unable to assume our credit risk for all payments on the Notes.
●	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.
You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement and the documents referenced under “Additional Documents Related to the Offering of the Notes” in this pricing supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.
PS—6

ADDITIONAL TERMS OF THE NOTES
The Final Valuation Date and the Maturity Date are subject to postponement in certain circumstances, as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Index of Equity Securities as a Reference Asset,” “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with an Exchange-Traded Fund that Holds Equity Securities as a Reference Asset,” “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.
In addition, the Reference Assets and the Notes are subject to adjustment by the Calculation Agent under certain circumstances, as described under “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” and “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in the accompanying prospectus supplement.
PS—7

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY
The following table illustrates the hypothetical payment at maturity on the Notes under various circumstances. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The examples set forth below are purely hypothetical and are provided for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:
■	Hypothetical Initial Value of each Reference Asset: 100.00*
■	Hypothetical Buffer Value for each Reference Asset: 80.00 (80.00% of the hypothetical Initial Value set forth above)*
*    The hypothetical Initial Value of 100.00 for each Reference Asset and the hypothetical Buffer Value of 80.00 for each Reference Asset have been chosen for illustrative purposes only. The actual Initial Value and Buffer Value for each Reference Asset are as set forth on the cover of this pricing supplement.
Final Value		Reference Asset Return
SPX Index	IWD Fund	SPX Index	IWD Fund	Least Performing Reference Asset	Payment at Maturity**	Total Return on the Notes
165.00	160.00	65.00%	60.00%	60.00%	$1,350.00	35.00%
155.00	150.00	55.00%	50.00%	50.00%	$1,350.00	35.00%
150.00	140.00	50.00%	40.00%	40.00%	$1,350.00	35.00%
135.00	170.00	35.00%	70.00%	35.00%	$1,350.00	35.00%
135.00	130.00	35.00%	30.00%	30.00%	$1,300.00	30.00%
120.00	135.00	20.00%	35.00%	20.00%	$1,200.00	20.00%
115.00	110.00	15.00%	10.00%	10.00%	$1,100.00	10.00%
100.00	140.00	0.00%	40.00%	0.00%	$1,000.00	0.00%
120.00	90.00	20.00%	-10.00%	-10.00%	$1,050.00	5.00%
115.00	80.00	15.00%	-20.00%	-20.00%	$1,100.00	10.00%
70.00	135.00	-30.00%	35.00%	-30.00%	$875.00	-12.50%
60.00	150.00	-40.00%	50.00%	-40.00%	$750.00	-25.00%
50.00	65.00	-50.00%	-35.00%	-50.00%	$625.00	-37.50%
40.00	80.00	-60.00%	-20.00%	-60.00%	$500.00	-50.00%
115.00	30.00	15.00%	-70.00%	-70.00%	$375.00	-62.50%
20.00	60.00	-80.00%	-40.00%	-80.00%	$250.00	-75.00%
90.00	10.00	-10.00%	-90.00%	-90.00%	$125.00	-87.50%
0.00	85.00	-100.00%	-15.00%	-100.00%	$0.00	-100.00%
** per $1,000 principal amount Note
The following examples illustrate how the payments at maturity set forth in the table above are calculated:
Example 1: The Final Value of the SPX Index is 115.00 and the Final Value of the IWD Fund is 110.00.
Because the IWD Fund has the lowest Reference Asset Return, the IWD Fund is the Least Performing Reference Asset. Because the Final Value of the Least Performing Reference Asset is greater than or equal to its Initial Value, you will receive a payment at maturity of $1,100.00 per $1,000 principal amount Note that you hold, calculated as follows:
$1,000 + [$1,000 × lesser of (a) Reference Asset Return of the Least Performing Reference Asset and (b) Maximum Return]
$1,000 + [$1,000 × 10.00%] = $1,100.00
The total return on investment of the Notes is 10.00%.
Example 2: The Final Value of the SPX Index is 155.00 and the Final Value of the IWD Fund is 150.00.
Because the IWD Fund has the lowest Reference Asset Return, the IWD Fund is the Least Performing Reference Asset. Because the Final Value of the Least Performing Reference Asset is greater than or equal to its Initial Value, and because the Reference Asset Return of the Least Performing Reference Asset is greater than or equal to the Maximum Return, you will receive a payment at maturity of $1,350.00 per $1,000 principal amount Note that you hold, the maximum possible payment on the Notes.
The total return on investment of the Notes is 35.00%.
PS—8

Example 3: The Final Value of the SPX Index 120.00 and the Final Value of the IWD Fund is 90.00.
Because the IWD Fund has the lowest Reference Asset Return, the IWD Fund is the Least Performing Reference Asset. Because the Final Value of the Least Performing Reference Asset is less than its Initial Value, but greater than or equal to its Buffer Value, you will receive a payment at maturity of $1,050.00 per $1,000 principal amount Note that you hold, calculated as follows:
$1,000 + [$1,000 × Reference Asset Return of the Least Performing Reference Asset × -0.5]
$1,000 + [$1,000 × -10.00% × -0.5] = $1,050.00
The total return on investment of the Notes is 5.00%.
Example 4: The Final Value of the SPX Index is 60.00 and the Final Value of the IWD Fund is 150.00.
Because the SPX Index has the lowest Reference Asset Return, the SPX Index is the Least Performing Reference Asset. Because the Final Value of the Least Performing Reference Asset is less than its Buffer Value, you will receive a payment at maturity of $750.00 per $1,000 principal amount Note that you hold, calculated as follows:
$1,000 + [$1,000 × Reference Asset Return of the Least Performing Reference Asset]
$1,000 + [$1,000 × (-40.00% + 20.00%) × 1.25] = $750.00
The total return on investment of the Notes is -25.00%.
Example 5: The Final Value of the SPX Index is 50.00 and the Final Value of the IWD Fund is 65.00.
Because the SPX Index has the lowest Reference Asset Return, the SPX Index is the Least Performing Reference Asset. Because the Final Value of the Least Performing Reference Asset is less than its Buffer Value, you will receive a payment at maturity of $625.00 per $1,000 principal amount Note that you hold, calculated as follows:
$1,000 + [$1,000 × Reference Asset Return of the Least Performing Reference Asset]
$1,000 + [$1,000 × (-50.00% + 20.00%) × 1.25] = $625.00
The total return on investment of the Notes is -37.50%.
Examples 4 and 5 demonstrate that if the Final Value of the Least Performing Reference Asset is less than its Buffer Value, you will lose 1.25% of the principal amount of your Notes for every 1.00% that the Reference Asset Return of such Reference Asset falls below -20.00%. You will not benefit in any way from the Reference Asset Return of any other Reference Asset being higher than the Reference Asset Return of the Least Performing Reference Asset.
You may lose up to 100.00% of the principal amount of your Notes. Any payment on the Notes, including any repayment of principal, is subject to the credit risk of Barclays Bank PLC.
PS—9

SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Assets or their components, if any. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.
Risks Relating to the Notes Generally
●
Your Investment in the Notes May Result in a Significant Loss—The Notes differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the Notes at maturity. If the Final Value of the Least Performing Reference Asset is less than its Buffer Value, you will lose 1.25% of the principal amount of your Notes for every 1.00% that the Reference Asset Return of such Reference Asset falls below -20.00%. You may lose up to 100.00% of the principal amount of your Notes.

●
Potential Return is Limited to the Maximum Return—If the Final Value of the Reference Asset is greater than the Initial Value, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold plus an additional payment that will not exceed $1,000 times the Maximum Return. Accordingly, the maximum payment that you may receive at maturity is $1,350.00 per $1,000 principal amount Note that you hold and you will not benefit from any appreciation of the Least Performing Reference Asset beyond a Reference Asset Return of 35.00%, which may be significant.

●
You Are Exposed to the Market Risk of Each Reference Asset—Your return on the Notes is not linked to a basket consisting of the Reference Assets. Rather, it will be contingent upon the independent performance of each Reference Asset. Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each Reference Asset. Poor performance by any Reference Asset over the term of the Notes may negatively affect your return and will not be offset or mitigated by any increases or lesser declines in the value of any other Reference Asset. To receive a positive return on your Notes at maturity, the Final Value of each Reference Asset must be greater than or equal to its Buffer Value. If the Final Value of any Reference Asset is less than its Buffer Value, you will lose 1.25% of the principal amount of your Notes for every 1.00% that the Reference Asset Return of such Reference Asset falls below -20.00%. Accordingly, your investment is subject to the market risk of each Reference Asset.

●
Your Payment at Maturity Will be Calculated Based Solely Upon the Reference Asset Return of the Least Performing Reference Asset—The payment at maturity will be calculated based solely upon the Reference Asset Return of the Least Performing Reference Asset. You will not benefit in any way from the Reference Asset Return of the other Reference Asset being greater than the Reference Asset Return of the Least Performing Reference Asset. You will not receive a positive return on your Notes unless the Final Value of each Reference Asset is greater than or equal to its Buffer Value. If the Final Value of the Least Performing Reference Asset is less than its Buffer Value, you will suffer a loss of principal as described above. You may suffer a loss of principal even if the Final Value for one Reference Asset is greater than its Initial Value.

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The Payment at Maturity of the Notes is Based Solely on the Closing Value of the Least Performing Reference Asset on the Final Valuation Date—The Final Value of any Reference Asset will be based solely on its Closing Value on the Final Valuation Date, and your payment at maturity will be determined based solely on the performance of the Least Performing Reference Asset from the Initial Valuation Date to the Final Valuation Date. Accordingly, if the value of the Least Performing Reference Asset drops on the Final Valuation Date, the payment at maturity on the Notes may be significantly less than it would have been had it been linked to the value of the Reference Asset at any time prior to such drop.

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Owning the Notes is Not the Same as Owning Any Reference Asset or Any Securities to which Any Reference Asset Provides Exposure—The return on the Notes may not reflect the return you would realize if you actually owned any Reference Asset or any securities to which any Reference Asset provides exposure. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights that holders of any Reference Asset or any securities to which any Reference Asset provides exposure may have.

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The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain—There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment of the Notes as prepaid forward contracts, as described below under “Tax Considerations.” If the IRS were successful in asserting an alternative treatment for the Notes, the tax consequences of the ownership and disposition of the Notes could be materially and adversely affected. Even if the treatment of the Notes is respected, the IRS may assert that the Notes constitute “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), in which case gain recognized in respect of the Notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the term of the Notes. Our special tax counsel has not expressed an opinion with respect to whether the “constructive ownership” rules apply to the Notes.

PS—10

In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Notes (including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.
Risks Relating to the Issuer
●
Credit of Issuer—The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes, and in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

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You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and the beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Reference Assets
●
The SPX Index Reflects the Price Return of the Securities Composing the SPX Index, Not the Total Return—The return on the Notes is based on the performance of the SPX Index, which reflect changes in the market prices of the securities composing the SPX Index. The SPX Index is not a “total return” index that, in addition to reflecting those price returns, would also reflect dividends paid on the securities composing the SPX Index. Accordingly, the return on the Notes will not include such a total return feature.

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Adjustments to the SPX Index Could Adversely Affect the Value of the Notes—The sponsor of the SPX Index may add, delete, substitute or adjust the securities composing the SPX Index or make other methodological changes to the SPX Index that could affect their value. The Calculation Agent will calculate the value to be used as the Closing Value of the SPX Index in the event of certain material changes in or modifications to the SPX Index. In addition, the sponsor of the SPX Index may also discontinue or suspend calculation or publication of the SPX Index at any time. Under these circumstances, the Calculation Agent may select a successor index that the Calculation Agent determines to be comparable to the SPX Index or, if no successor index is available, the Calculation Agent will determine the value to be used as the Closing Value of the SPX Index. Any of these actions could adversely affect the value of the SPX Index and, consequently, the value of the Notes. See “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.

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Certain Features of Exchange-Traded Funds Will Impact the Value of the Notes—The performance of the IWD Fund will not fully replicate the performance of its Underlying Index (as defined below), and the IWD Fund may hold securities not included in its Underlying Index. The value of the IWD Fund is subject to:

■
Management Risk. This is the risk that the investment strategy for the IWD Fund, the implementation of which is subject to a number of constraints, may not produce the intended results. However, the IWD Fund is not actively managed and the investment advisor of the IWD Fund will generally not attempt to take defensive positions in declining markets.

■
Derivatives Risk. The IWD Fund may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive

PS—11

to changes in interest rates or to sudden fluctuations in market prices, and thus the IWD Fund’s losses, and, as a consequence, the losses on your Notes, may be greater than if the IWD Fund invested only in conventional securities.
■	Transaction costs and fees. Unlike its Underlying Index, the IWD Fund will reflect transaction costs and fees that will reduce its performance relative to its Underlying Index.
Generally, the longer the time remaining to maturity, the more the market price of the Notes will be affected by the factors described above. In addition, the IWD Fund may diverge significantly from the performance of its Underlying Index due to differences in trading hours between the IWD Fund and the securities composing its Underlying Index or other circumstances. During periods of market volatility, the component securities held by the IWD Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the IWD Fund and the liquidity of the IWD Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the IWD Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the IWD Fund. As a result, under these circumstances, the market value of the IWD Fund may vary substantially from the net asset value per share of the IWD Fund. Because the Notes are linked to the performance of the IWD Fund and not its Underlying Index, the return on your Notes may be less than that of an alternative investment linked directly to its Underlying Index.
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Adjustments to the IWD Fund or its Underlying Index Could Adversely Affect the Value of the Notes or Result in the Notes Being Accelerated—The investment adviser of the IWD Fund may add, delete or substitute the component securities held by the IWD Fund or make changes to its investment strategy, and the sponsor of the Underlying Index that the IWD Fund is designed to track may add, delete, substitute or adjust the securities composing its Underlying Index or make other methodological changes to its Underlying Index that could affect its performance. In addition, if the shares of the IWD Fund are delisted or if the IWD Fund is liquidated or otherwise terminated, the Calculation Agent may select a successor fund that the Calculation Agent determines to be comparable to the IWD Fund or, if no successor fund is available, the Maturity Date of the Notes will be accelerated for a payment determined by the Calculation Agent. Any of these actions could adversely affect the value of the IWD Fund and, consequently, the value of the Notes. Any amount payable upon acceleration could be significantly less than the amount(s) that would be due on the securities if they were not accelerated. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Discontinuance of an Exchange-Traded Fund” in the accompanying prospectus supplement.

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Anti-Dilution Protection Is Limited, and the Calculation Agent Has Discretion to Make Anti-Dilution Adjustments—The Calculation Agent may in its sole discretion make adjustments affecting the amounts payable on the Notes upon the occurrence of certain events that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the shares of the IWD Fund. However, the Calculation Agent might not make such adjustments in response to all events that could affect the shares of the IWD Fund. The occurrence of any such event and any adjustment made by the Calculation Agent (or a determination by the Calculation Agent not to make any adjustment) may adversely affect any amounts payable on the Notes. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Anti-dilution Adjustments” in the accompanying prospectus supplement.

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The Notes Are Subject to Risks Associated with Mid-Capitalization Stocks—Some of the equity securities held by the IWD Fund have been issued by mid-size capitalization companies. The stock prices of mid-sized companies may be more volatile than stock prices of large capitalization companies. Mid-capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Mid-capitalization companies may be less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

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Historical Performance of the Reference Assets Should Not Be Taken as Any Indication of the Future Performance of the Reference Assets Over the Term of the Notes—The value of each Reference Asset has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of a Reference Asset is not an indication of the future performance of that Reference Asset over the term of the Notes. The historical correlation between the Reference Assets is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Reference Assets individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of any Reference Asset.

PS—12

Risks Relating to Conflicts of Interest
●
We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest—We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Reference Assets or their components, if any. In any such market making, trading and hedging activity, and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.
In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.
In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Reference Assets and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, the Calculation Agent may be required to make discretionary judgements relating to the Reference Assets, including determining whether a market disruption event has occurred or whether certain adjustments to the Reference Assets or other terms of the Notes are necessary, as further described in the accompanying prospectus supplement. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.
Risks Relating to the Estimated Value of the Notes and the Secondary Market
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The Estimated Value of Your Notes is Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees (including any structuring or other distribution related fees) to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

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The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

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The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

PS—13

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The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and May be Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

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The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial Issue Date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

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Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Notes to maturity.

●
Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o	the market price of, dividend rate on and expected volatility of the Reference Assets or the components of the Reference Assets, if any;
o	correlation (or lack of correlation) of the Reference Assets
o	the time to maturity of the Notes;
o	interest and yield rates in the market generally;
o	a variety of economic, financial, political, regulatory or judicial events;
o	supply and demand for the Notes; and
o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
PS—14

INFORMATION REGARDING THE REFERENCE ASSETS
S&P 500® Index
The SPX Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For more information about the SPX Index, see “Indices—The S&P U.S. Indices” in the accompanying underlying supplement.
Historical Performance of the SPX Index
The graph below sets forth the historical performance of the SPX Index based on the daily Closing Values from January 4, 2016 through May 17, 2021. We obtained the Closing Values shown in the graph below from Bloomberg Professional® service (“Bloomberg”). We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.
Historical Performance of the S&P 500® Index

Closing Level
4,500
4,000
3,500
3,000
2,500
2,000
1,500
1,000
500
0
Jan-16
Jul-16
Jan-17
Jul-17
Jan-18
Jul-18
Jan-19
Jul-19
Jan-20
Jul-20
Jan-21

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
PS—15

iShares® Russell 1000 Value ETF
We have derived all information contained in this pricing supplement regarding the Reference Asset, including, without limitation, its make-up, method of calculation and changes in its components, from the Reference Asset’s prospectus dated July 31, 2020 and other publicly available information.
We have not independently verified the information in the Reference Asset’s prospectus or any other publicly available information regarding the Reference Asset. Such information reflects the policies of, and is subject to change by BlackRock Inc. and its affiliates (collectively, “BlackRock”). The Reference Asset is a separate investment portfolio maintained and managed by iShares® Trust. BlackRock Fund Advisors (“BFA”) is currently the investment adviser to the Reference Asset.
The Reference Asset is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “IWD.”
iShares®, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the Reference Asset. Information provided to or filed with the SEC by iShares®, Inc. pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares®, Inc., BFA and the Reference Asset, please see the Reference Asset’s prospectus. In addition, information about iShares® and the Reference Asset may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com. We have not undertaken any independent review or due diligence of the SEC filings related to the Reference Asset, any information contained on the iShares® website, or of any other publicly available information about the Reference Asset. Information contained on the iShares® website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.
Investment Objective and Strategy
The Reference Asset seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 1000® Value Index (the “Russell 1000 Value Index”). The Russell 1000 Value Index is an index of large and mid-capitalization U.S. equities that exhibit value characteristics. For more information, “—The Russell 1000 Value Index” below.
As of May 13, 2021, the Reference Asset’s top five holdings by sector were Financials (21.50%), Industrials (13.75%), Health Care (12.66%), Communication (8.96%) and Information Technology (8.75%).
The Reference Asset uses a representative sampling strategy to try to track the Russell 1000 Value Index. The Reference Asset generally invests at least 90% of its assets in securities of the Russell 1000 Value Index and depository receipts representing securities in the Russell 1000 Value Index. In addition, the Reference Asset may invest up to 10% of its assets in other securities, including securities not in the Russell 1000 Value Index, but which BFA believes will help the Reference Asset track the Russell 1000 Value Index, futures contracts, options on futures contracts, other types of options and swaps related to the Russell 1000 Value Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates.
Representative Sampling
As noted above, the Reference Asset pursues a “representative sampling” indexing strategy in attempting to track the performance of the Russell 1000 Value Index. Representative sampling means that the Reference Asset generally invests in a representative sample of securities that collectively has an investment profile similar to that of the Russell 1000 Value Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the Russell 1000 Value Index. The Reference Asset may or may not hold all of the securities in the Russell 1000 Value Index.
Correlation and Tracking Error
The Russell 1000 Value Index is a theoretical financial calculation, while the Reference Asset is an actual investment portfolio. The performance of the Reference Asset and the Russell 1000 Value Index will vary somewhat due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is generally referred to as “tracking error”.
Industry Concentration Policy
The Reference Asset will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the Russell 1000 Value Index is concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.
PS—16

The Russell 1000 Value Index
The Russell 1000 Value Index is a sub-index of the Russell 1000® Index (the “Russell 1000 Index”). The Russell 1000 Value Index measures the capitalization-weighted price performance of the stocks included in the Russell 1000 Index that are determined by FTSE Russell (the index sponsor) to be value oriented, with lower price-to-book ratios and lower forecasted growth values. The Russell 1000 Value Index deems such stocks to be “value” stocks because, according to information made publicly available by FTSE Russell, “value” investors tend to seek to analyze the intrinsic value of a company and focus on whether the company’s stock is priced above or below that value. A “growth” investor, on the other hand, tends to focus on a company’s earnings growth and then forecasting its future growth potential (and, accordingly, may choose stocks with higher price multiples for expected growth that they believe is not reflected in current valuations).
FTSE Russell; uses a “non-linear probability” method to assign stocks to the Index and the Russell 1000® Growth Index (the “Growth Index”), an index that measures the capitalization-weighted price performance of the Russell 1000 Index components determined by FTSE Russell to be growth oriented, with higher price-to-book ratios and higher forecasted growth values. The term “probability” is used to indicate the degree of certainty that a stock is value or growth based on its relative book-to-price (B/P) ratio, Institutional Brokers’ Estimate System (known as I/B/E/S) forecast medium-term growth (2 year) and sales per share historical growth (5 year). The components of the Russell 1000 Index are ranked based on these criteria and such rankings are converted to standardized units and combined to produce a Composite Value Score (“CVS”).
Stocks are then ranked by their CVS, and a probability algorithm is applied to the CVS distribution to assign growth and value weights to each stock. In general, stocks with a lower CVS are considered growth, stocks with a higher CVS are considered value, and stocks with a CVS in the middle range are considered to have both growth and value characteristics, and are weighted proportionately in the Russell 1000 Value Index and the Growth Index. Stocks are always fully represented by the combination of their growth and value weights (e.g., a stock that is given a 20% weight in the Russell 1000 Value Index will have an 80% weight in the Growth Index)
For more information about the Russell 1000 Index, please see “Indices—The Russell Indices” in the accompanying index supplement.
Disclaimer
iShares® and BlackRock® are registered trademarks of Blackrock. BlackRock has licensed certain trademarks and trade names of BlackRock to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BlackRock. BlackRock makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BlackRock has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.
Historical Performance of the IWD Fund
The graph below sets forth the historical performance of the IWD Fund based on the daily Closing Value from January 4, 2016 through May 17, 2021. We obtained the Closing Values shown in the graph below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.
Historical Performance of the iShares® Russell 1000 Value ETF

Closing Price ($)
180
160
140
120
100
80
60
40
20
0
Jan-16
Jul-16
Jan-17
Jul-17
Jan-18
Jul-18
Jan-19
Jul-19
Jan-20
Jul-20
Jan-21

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
PS—17

TAX CONSIDERATIONS
You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.
Based on current market conditions, in the opinion of our special tax counsel, it is reasonable to treat the Notes for U.S. federal income tax purposes as prepaid forward contracts with respect to the Reference Assets. Assuming this treatment is respected, upon a sale or exchange of the Notes (including redemption at maturity), you should recognize gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes. Subject to the application of the constructive ownership rules, any gain or loss recognized on your Notes should be treated as long-term capital gain or loss if you hold your Notes for more than a year, whether or not you are an initial purchaser of Notes at the original issue price. The Notes could be treated as constructive ownership transactions within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the Notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the term of the Notes. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the Notes. Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the constructive ownership rules.
The IRS or a court may not respect the treatment of the Notes described above, in which case the timing and character of any income or loss on the Notes could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.
Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.
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SUPPLEMENTAL PLAN OF DISTRIBUTION
We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent commits to take and pay for all of the Notes, if any are taken.
Prohibition of sales to UK retail investors
The Notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the United Kingdom (“UK”). For these purposes, a UK retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of UK domestic law by virtue of the EUWA (as amended, the “UK Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of UK domestic law by virtue of the EUWA (as amended, the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.
Prohibition of sales to EEA retail investors
The Notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, an EEA retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended the “EU Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to Retail Investors in the European Economic Area has been prepared and therefore offering or selling such Notes or otherwise making them available to any retail investor in the European Economic Area may be unlawful under the EU PRIIPs Regulation.
The preceding discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.
VALIDITY OF THE NOTES
In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Notes offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of August 3, 2020, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on August 3, 2020, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated August 3, 2020, which has been filed as an exhibit to the report on Form 6-K referred to above.
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